AMENDMENT NO.1 TO
FISCAL 2013 ANNUAL INCENTIVE PLAN

(Amending and Restating the Fiscal 2010 Annual Incentive Plan)

Introduction

On December 3, 2012, the Organization & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) approved the following amendments to the Fiscal 2013 Annual Incentive Plan:

AIP Metrics

1)	Corporate Consolidated Operating Income, Corporate Consolidated Free Cash Flow and Corporate Earnings Per Share for the period October 1, 2012 through March 31, 2013 have been set as the revised fiscal 2013 targets for the Corporate participants (“Amended Corporate Targets”) and as the revised fiscal 2013 targets for the Corporate components of the Americas, Europe and Asia-Pacific regional participants.

2)	Americas Regional Operating Income and Americas Regional Free Cash Flow for the period October 1, 2012 through March 31, 2013 have been set as the revised fiscal 2013 targets for the regional components of Americas Regional participants (“Amended Americas Targets”).

3)	Performance are measured against the Amended Corporate Targets and Amended Americas Targets to determine an AIP reward score for each metric based on the following revised “Performance/Reward Slope”:

Corporate and Americas Regional Operating Income	Corporate and Americas Regional Free Cash Flow

Performance Score	Reward Score	Performance Score	Reward Score
<90%	0%	<95%	0%
90%	25%	95%	25%
90% to 100%	+2.5% per pt increase	95% to 100%	+5% per pt increase
100%	50%	100%	50%
>100%	50%	>100%	50%

Corporate Earnings Per Share

Due to the narrow range between threshold and target for amended Corporate Earnings Per Share, the threshold is stated as an absolute amount.

4)	Eliminate the effects of the GNB India closure to Asia-Pacific Regional Operating Income and Asia-Pacific Regional Free Cash Flow targets.